301 Yamato Road
Suite 3250
Boca Raton, FL 33431
Jushi Holdings Inc. Announces Voting Results of Annual Meeting

Boca Raton, Florida – June 14, 2023 - Jushi Holdings Inc. (“Jushi” or the “Corporation”) (CSE: JUSH) (OTCMKTS: JUSHF), a vertically integrated, multi-state cannabis operator, announced the voting results of the annual general meeting (the “Meeting”) of shareholders of the Corporation (“Shareholders”) that was held today as follows:

1.Fixing the Number of Directors
The number of directors of the Corporation was fixed at five.

For	Against	Broker Non-Votes
28,501,829 (98.447%)	449,530 (1.553%)	33,444,663

2.Election of the Nominated Directors
All five nominees set forth in the proxy statement of the Corporation dated April 28, 2023, were elected as directors of the Corporation by ordinary resolutions passed by a vote held by ballot in respect to each nominee as follows:

Director	Number and percentage of Subordinate Voting Shares (the “Shares”) represented in person or by proxy and entitled to vote at the Meeting that were voted FOR	Number and percentage of Shares represented in person or by proxy and entitled to vote at the Meeting that were WITHHELD from voting	Broker Non-Votes
James A. Cacioppo	27,108,473 (93.635%)	1,842,886 (6.365%)	33,444,663
Benjamin Cross	27,371,744 (94.544%)	1,579,615 (5.456%)	33,444,663
Marina Hahn	28,312,113 (97.792%)	639,246 (2.208%)	33,444,663
Stephen Monroe	27,363,793 (94.516%)	1,587,566 (5.484%)	33,444,663
Bill Wafford	28,353,019 (97.933%)	598,340 (2.067%)	33,444,663

3.Appointment of Macias Gini & O’Connell LLP as Auditor
Macias Gini & O’Connell LLP was appointed as the auditor of the Corporation, to hold office until the next annual meeting of Shareholders of the Corporation, and the directors of the Corporation are authorized to fix the auditor’s remuneration.

For	Withhold
61,374,466 (98.363%)	1,021,556 (1.637%)

There were no broker non-votes with respect to Proposal 3.

301 Yamato Road
Suite 3250
Boca Raton, FL 33431
About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, Twitter and LinkedIn.
For further information, please contact:
Investor Relations Contact:
Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com
Media Contact:
Ellen Mellody
570-209-2947
ellen@mattio.com